EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2024

DORADO, PUERTO RICO / ACCESSWIRE / March 18, 2024 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the quarter ended January 31, 2024 were approximately $2.4 million, a  decrease of approximately $1.9 million when compared to the same period last year. Net loss for the quarter ended January 31, 2024 was approximately $270,700 compared to a net income of approximately $426,400 for the same period last year.

"Although we were challenged during the first quarter, we believe our planned investments for fiscal year 2024 will allow us to achieve sustainable future growth and profitability. During the first quarter, we began strengthening our business development infrastructure by increasing targeted actions in high revenue markets. Furthermore, for the fiscal year 2024, we plan to continue to invest in additional business development resources to take advantage of significant opportunities in underserved markets. We believe these investments will further develop our business strategy, minimize occasional revenue fluctuations, and deliver on our commitment of delivering premium quality and professional consulting services in the markets that need our knowledge, expertise, and skills,” stated Mr. Sanchez, Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2023, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.